Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Fourth Quarter and Fiscal Year Ended September 30, 2023

McLean, VA, November 13, 2023: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2023. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2023	June 30, 2023	Change	% Change
Total investment income	$23,756	$22,823	$933	4.1%
Total expenses, net of credits	(12,769)	(11,147)	(1,622)	14.6

Net investment income	10,987	11,676	(689)	(5.9)
Net investment income per common share	0.28	0.31	(0.03)	(9.7)
Cash distribution per common share(A)	0.2675	0.24	0.0275	11.5
Net realized gain (loss)	(291)	2,955	(3,246)	(109.8)
Net unrealized appreciation (depreciation)	2,404	(2,747)	5,151	(187.5)
Net increase (decrease) in net assets resulting from operations	13,100	11,884	1,216	10.2
Weighted average yield on interest-bearing investments	13.8%	13.6%	0.2%	1.5
Total invested	$27,393	$70,615	$(43,222)	(61.2)
Total repayments and net proceeds	41,017	35,230	5,787	16.4

As of:	September 30, 2023	June 30, 2023	Change	% Change
Total investments, at fair value	$704,815	$715,324	$(10,509)	(1.5)%
Fair value, as a percent of cost	97.6%	97.3%	0.3%	0.3
Net asset value per common share	$9.39	$9.27	$0.12	1.3

(A)	Includes a $0.02 per common share supplemental distribution paid to common stockholders in September 2023.

For the Year Ended:	September 30, 2023	September 30, 2022	Change	% Change
Total investment income	$86,434	$63,150	$23,284	36.9%
Total expenses, net of credits	(45,414)	(30,871)	(14,543)	47.1
Net investment income	41,020	32,279	8,741	27.1
Net investment income per common share	1.10	0.94	0.16	17.0
Cash distribution per common share(A)	0.9425	0.795	0.1475	18.6
Net realized gain (loss)	12,664	5,173	7,491	144.8
Net unrealized appreciation (depreciation)	(11,016)	(17,538)	6,522	(37.2)
Net increase (decrease) in net assets resulting from operations	42,668	19,914	22,754	114.3
Weighted average yield on interest-bearing investments	13.3%	10.4%	2.9%	27.9
Total invested	$175,477	$274,898	$(99,421)	(36.2)
Total repayments and proceeds	125,191	175,750	(50,559)	(28.8)

As of:	September 30, 2023	September 30, 2022	Change	% Change
Total investments, at fair value	$704,815	$649,615	$55,200	8.5%
Fair value as a percent of cost	97.6%	99.0%	(1.4)%	(1.4)
Net asset value per common share	$9.39	$9.08	$0.31	3.4

(A)	Includes a $0.02 per common share supplemental distribution paid to common stockholders in September 2023.

Fourth Fiscal Quarter 2023 Highlights:

•	Portfolio Activity: Invested $27.4 million in existing portfolio companies.
•	Equity Issuance: Issued 4,908,211 shares of common stock at a weighted-average price of $10.01 per share through our at-the-market program, generating net proceeds of $48.3 million.
•	Debt Issuance: Completed an offering of $57.0 million aggregate principal amount of 7.75% Notes due 2028.

Fourth Fiscal Quarter 2023 Results:

Total investment income increased by $0.9 million, or 4.1%, for the quarter ended September 30, 2023, compared to the prior quarter ended June 30, 2023, primarily due to a $1.5 million increase in interest income. The increase in interest income was driven by increases in both the weighted average yield and weighted average principal balance of our interest-bearing investments.

Total expenses increased by $1.6 million, quarter over quarter, primarily due to a $1.7 million increase in the net base management fee, driven mainly by a decrease in portfolio company fee credits from new deal originations quarter over quarter.

Net investment income for the quarter ended September 30, 2023 was $11.0 million, or $0.28 per share, and covered distributions paid of $0.2675 by 105%.

The net increase in net assets resulting from operations was $13.1 million, or $0.33 per share, for the quarter ended September 30, 2023, compared to $11.9 million, or $0.32 per share, for the quarter ended June 30, 2023. The current quarter increase was primarily driven by $2.4 million of net unrealized appreciation recognized during the quarter.

Fiscal Year Ended 2023 Results:

Total investment income during the years ended September 30, 2023 and 2022 was $86.4 million and $63.2 million, respectively. The year over year increase was primarily due to a $29.0 million increase in interest income, driven by an increase in the weighted average principal balance of our interest-bearing investment portfolio of $109.5 million, or 21.2%, year over year, and an increase in the weighted average yield from 10.4% during the year ended September 30, 2022 to 13.3% during the year ended September 30, 2023.

Expenses, net of any non-contractual, unconditional and irrevocable credits to fees from the Adviser, increased $14.5 million, or 47.1%, for the year ended September 30, 2023, as compared to the prior year. This increase was primarily due to a $7.9 million increase in interest expense on borrowings and a $3.2 million increase in the net incentive fee.

Net investment income for the year ended September 30, 2023 was $41.0 million, an increase of 27.1%, as compared to the prior year, or $1.10 per share.

The net increase in net assets resulting from operations was $42.7 million, or $1.14 per share, for the year ended September 30, 2023, compared to $19.9 million, or $0.58 per share, for the year ended September 30, 2022. The current year increase was driven by net investment income of $41.0 million and $12.7 million in net realized gains, partially offset by $11.0 million in net unrealized depreciation.

Subsequent Events: Subsequent to September 30, 2023, the following significant events occurred:

•

Portfolio Activity: In November 2023, we invested $11.0 million in Quality Environmental Midco, Inc. (“Quality”) through secured first lien debt and preferred equity. We also extended Quality a $2.0 million line of credit commitment, which was unfunded at close.

•	Distributions and Dividends Declared: In October 2023, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
October 20, 2023	October 31, 2023	$0.0825
November 20, 2023	November 30, 2023	0.0825
December 18, 2023	December 29, 2023	0.0825

	Total for the Quarter	$0.2475

Record Date	Payment Date	Distribution per Series A Preferred Stock (A)
October 25, 2023	November 3, 2023	$0.130208
November 28, 2023	December 5, 2023	0.130208
December 27, 2023	January 5, 2024	0.130208

	Total for the Quarter	$0.390624

(A)	There are no shares of Series A Preferred Stock currently outstanding.

Comments from Gladstone Capital’s President, Bob Marcotte: “While net originations moderated last quarter negatively impacting fee income, the underlying portfolio continued to perform well generating an 8% increase in net interest income and ROE of 13.7% for the period. These results capped a strong fiscal 2023 for GLAD where we achieved 9% asset growth and 27% NII growth which supported the 22% increase in the common distribution rate and NAV growth of 3.4%. We ended fiscal 2023 with a conservate leverage profile and ample borrowing capacity to capitalize on the growing private credit opportunity across the lower middle market and grow our earning assets, net interest income and shareholder distributions in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, November 14, 2023, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 21, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13740895. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2023, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.